Exhibit 99.1

Pyxis Oncology Provides Corporate Update and Reports Financial Results for Third Quarter 2024

- Preliminary data from the first-in-patient Phase 1 dose escalation trial of PYX-201 to be announced at upcoming virtual and in-person event in New York City on Wednesday, November 20, 2024, at 4:30 p.m. ET

- Preliminary data from the Phase 1 trial of PYX-106 is expected to be reported by year-end 2024

- Expected cash runway into 2H 2026

BOSTON, Mass., November 12, 2024– Pyxis Oncology, Inc. (Nasdaq: PYXS), a clinical stage company focused on developing next generation therapeutics to target difficult-to-treat cancers, today reported financial results for the third quarter ended September 30, 2024, and provided a corporate update. The Company ended the third quarter of 2024 with $146.3 million in cash, cash equivalents, restricted cash, and short-term investments, which is expected to provide a cash runway into the second half of 2026 and enable the Company to fund the next phase of PYX-201 clinical development.

“At Pyxis Oncology, our team has been working diligently to deliver preliminary data from our first-in-patient clinical trial of PYX-201. Investigator enthusiasm around our novel mechanism of action, along with our clinical development team’s operational execution, has kept us on track to provide the preliminary clinical findings from our ongoing dose escalation study,” said Lara S. Sullivan, M.D., President and CEO of Pyxis Oncology.

Dr. Sullivan continued, “We have now enrolled 80 patients in the PYX-201 trial across multiple tumor types, and I am thrilled to present the Phase 1 dose escalation data next Wednesday in New York City at our first-ever Pyxis Oncology Investor Event.”

Recent Clinical Program Updates

PYX-201

PYX-201 is an antibody-drug conjugate (ADC) that is designed to uniquely target Extradomain-B Fibronectin (EDB+FN), which is believed to be a key structural component of the tumor extracellular matrix. PYX-201 is the Company’s lead clinical program being evaluated in an ongoing Phase 1 trial in multiple types of solid tumors.

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To date, 80 subjects have been dosed with PYX-201 in this Phase 1 trial. Dose escalation and safety monitoring remain ongoing for the trial.

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The Company will present preliminary data from the Phase 1 dose escalation trial of PYX-201, including efficacy, safety, and pharmacokinetics (PK). The Company will provide an update on future development plans at a Company hosted investor event in New York City on Wednesday, November 20, 2024, at 4:30 p.m. ET. Additional information about the event can be found here.

PYX-106

PYX-106, a fully human Siglec-15-targeting antibody designed to block suppression of T-cell proliferation and function, is being evaluated in an ongoing Phase 1 clinical study in multiple types of solid tumors.

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Dose escalation of PYX-106 and safety monitoring is ongoing with 45 subjects dosed to date in the Phase 1 trial.

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The Company expects to report preliminary data from the Phase 1 trial of PYX-106, including PK/pharmacodynamic results, by year-end 2024.

Third Quarter 2024 Financial Results

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As of September 30, 2024, Pyxis Oncology had cash and cash equivalents, including restricted cash and short-term investments of $146.3 million. The Company believes that its current cash, cash equivalents, and short-term investments will be sufficient to fund its operations into the second half of 2026.

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Research and development expenses were $17.7 million for the quarter ended September 30, 2024, compared to $14.7 million for the quarter ended September 30, 2023. The period-over-period increase was primarily due to increased clinical trial-related expenses, including manufacturing of drug product and drug substance for our ongoing Phase 1 clinical trials of PYX-201 and PYX-106.

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General and administrative expenses were $6.0 million for the quarter ended September 30, 2024, compared to $10.7 million for the quarter ended September 30, 2023. The period-over-period decline was primarily due to lower legal, professional and consulting fees.

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Net loss was $21.2 million, or ($0.35) per common share, for the quarter ended September 30, 2024, compared to $23.0 million, or ($0.56) per common share, for the quarter ended September 30, 2023. Net losses for the quarters ended September 30, 2024, and 2023 included $3.0 million and $5.2 million, respectively, related to non-cash stock-based compensation expense.

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As of November 12, 2024, the outstanding number of shares of common stock of Pyxis Oncology was 59,465,729.

About Pyxis Oncology, Inc.

Pyxis Oncology, Inc. is a clinical stage company focused on defeating difficult-to-treat cancers. The company is efficiently building next generation therapeutics that hold the potential for mono and combination therapies. PYX-201, an antibody-drug conjugate (ADC) that uniquely targets EDB+FN, a non-cellular structural component of the tumor extracellular matrix, and PYX-106, a fully human Siglec-15-targeting antibody designed to block suppression of T-cell proliferation and function, are being evaluated in ongoing Phase 1 clinical studies in multiple types of solid tumors. Pyxis Oncology’s therapeutic candidates are designed to directly kill tumor cells and to address the underlying pathologies created by cancer that enable its uncontrollable proliferation and immune evasion. Pyxis Oncology’s ADC and immuno-oncology (IO) programs employ novel and emerging strategies to target a broad range of solid tumors resistant to current standards of care. To learn more, visit www.pyxisoncology.com or follow us on Twitter and LinkedIn.

Forward-Looking Statements

This press release contains forward-looking statements for the purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995 and other federal securities laws. These statements are often identified by the use of words such as “anticipate,” “believe,” “can,” “continue,” “could,” “estimate,” “expect,” “intend,” “likely,” “may,” “might,” “objective,” “ongoing,” “plan,” “potential,” “predict,” “project,” “should,” “to be,” “will,” “would,” or the negative or plural of these words, or similar expressions or variations, although not all forward-looking statements contain these words. We cannot assure you that the events and circumstances reflected in the forward-looking statements will be achieved or occur and actual results could differ materially from those expressed or implied by these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those identified herein, and those discussed in the section titled “Risk Factors” set forth in Part II, Item 1A. of the Company’s Quarterly Report on Form 10-Q filed with SEC on November 12, 2024, and our other filings, each of which is on file with the Securities and Exchange Commission. These risks are not exhaustive. New risk factors emerge from time to time, and it is not possible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date hereof and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain, and investors are cautioned not to unduly rely upon these statements. Except as required by law, we undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements.

Pyxis Oncology Contact

Pamela Connealy

CFO and COO

ir@pyxisoncology.com

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PYXIS ONCOLOGY, INC.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Revenues
Royalty revenues	$—	$—	$8,146	$—
Sale of royalty rights	—	—	8,000	—
Total revenues	—	—	16,146	—
Costs and operating expenses:
Cost of revenues	—	—	475	—
Research and development	17,741	14,687	44,723	37,979
General and administrative	6,013	10,667	20,339	26,450
Total costs and operating expenses	23,754	25,354	65,537	64,429
Loss from operations	(23,754)	(25,354)	(49,391)	(64,429)
Other income, net:
Interest and investment income	1,846	1,707	5,419	5,036
Sublease income	705	598	2,212	1,200
Total other income, net	2,551	2,305	7,631	6,236
Net loss	$(21,203)	$(23,049)	$(41,760)	$(58,193)
Net loss per common share - basic and diluted	$(0.35)	$(0.56)	$(0.73)	$(1.52)
Weighted average shares of common stock outstanding - basic and diluted	60,715,041	41,331,806	57,511,997	38,379,401

PYXIS ONCOLOGY, INC.

Condensed Consolidated Balance Sheets

(In thousands, except per share amounts)

(Unaudited)

	September 30, 2024	December 31, 2023
Assets
Current assets:
Cash and cash equivalents	$12,056	$9,664
Marketable debt securities, short-term	132,762	109,634
Restricted cash	1,472	1,472
Prepaid expenses and other current assets	2,578	3,834
Total current assets	148,868	124,604
Property and equipment, net	10,396	11,872
Intangible assets, net	23,619	24,308
Right-of-use asset	12,428	12,942
Total assets	$195,311	$173,726
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$4,870	$3,896
Accrued expenses and other current liabilities	14,057	12,971
Operating lease liabilities, current portion	1,393	1,232
Deferred revenues	—	7,660
Total current liabilities	20,320	25,759
Operating lease liabilities, net of current portion	19,030	20,099
Financing lease liabilities, net of current portion	117	—
Deferred tax liability, net	2,164	2,164
Total liabilities	41,631	48,022
Commitments and contingencies
Stockholders’ equity:
Preferred stock, par value $0.001 per share	—	—
Common stock, par value $0.001 per share	59	45
Additional paid-in capital	481,255	411,821
Accumulated other comprehensive income	351	63
Accumulated deficit	(327,985)	(286,225)
Total stockholders’ equity	153,680	125,704
Total liabilities and stockholders’ equity	$195,311	$173,726